Exhibit 99

For information contact:

Paul R. Flanders

Chief Financial Officer

(315) 424-0513

FOR IMMEDIATE RELEASE

CARROLS CORPORATION ANNOUNCES FINANCIAL RESTATEMENT

RESTATEMENT TO HAVE NO IMPACT ON CASH FLOW

SYRACUSE, NEW YORK (April 14, 2004) – Carrols Corporation announced today that, as a result of a review of its accounting treatment with respect to sale/leaseback transactions of its restaurant properties entered into during the period from 1991 through 2000, it will restate its financial statements for these periods including fiscal years 2001, 2002 and the first nine months of 2003. Carrols will record such sale/leaseback transactions as financing transactions rather than as sale/leaseback transactions as previously reported in its consolidated financial statements during such periods.

Accounting for sale/leaseback transactions as financing transactions requires that the assets subject to such transactions be added back to Carrols’ balance sheets as if they had not been sold and that the proceeds from these sales, including gains previously deferred over the lease term, be classified as financing obligations. In addition, the operating lease payments under these leases will be recharacterized as payments of interest and principal during prior and future periods.

The estimated effect of the restatement on Carrols’ financial statements for the year ended December 31, 2003 will be an increase in earnings before interest, taxes, depreciation and amortization (EBITDA) of approximately $9.0 million to $83.7 million from $74.7 million that was previously reported and a decrease in net income of approximately $1.6 million to $2.3 million from $3.9 million that was previously reported. In addition, as of December 31, 2003 Carrols will record an asset of approximately $64.3 million, classified as assets under financing obligations, and a liability of approximately $84.7 million, classified as financing obligations and a cumulative decrease to its accumulated earnings of approximately $9.6 million due to these restatements. All such financial information and adjustments are estimates and subject to change, pending the completion of Carrols’ financial statements for 2003 as well as the prior restated periods, and the completion of the audit of those statements by the Company’s auditors, PricewaterhouseCoopers LLP.

Carrols will reflect the restated periods in its Annual Report on Form 10-K for the year ended December 31, 2003. The filing of such Annual Report on Form 10-K will be delayed pending the finalization of Carrols’ financial statements for 2003 as well as the prior restated periods. In addition, as a result of the recharacterization for accounting purposes of the sale/leaseback transactions as financing transactions rather than as sale/leaseback transactions, Carrols will be in technical default of certain of its financial and other covenants under its senior secured credit facility. Carrols has initiated discussions with its senior secured lenders and is confident that it will be able to favorably resolve this issue.

Alan Vituli, Chairman and CEO of Carrols, stated “Carrols believed it was in compliance with generally accepted accounting principles in accounting for its sale/leaseback transactions in its audited consolidated financial statements. Certain provisions in some of the Company’s sale/leaseback transactions have resulted in Carrols need to restate its financial statements. Those provisions have minimal commercial impact upon the relevant terms of the lease. Had Carrols been aware of the potential impact of these provisions upon Carrols’ financial statements, we believe that both Carrols and the respective lessors would have agreed to exclude those provisions from each lease without affecting any of the material terms of such leases.”

Mr. Vituli added, “We wish to emphasize that the restatement has no impact upon our business including our liquidity and free cash flow. In addition, the restatement does not alter the accounting treatment of our sale/leaseback transactions entered into during 2002 and 2003, which totaled $61.4 million. During the year ended December 31, 2003, Carrols reduced the principal amount outstanding under its senior credit facility by $63.2 million and made principal payments during the first quarter of 2004 of $12.4 million, including a voluntary principal prepayment of $9.0 million on the term debt under the facility. The balance outstanding under the senior credit facility as of March 31, 2004 was approximately $111.1 million. Compared with the prior year, same store sales during the first quarter at our Pollo Tropical and Taco Cabana restaurants remain strong. Same store sales at our Burger King restaurants have stabilized and it appears that from February and March results the Burger King brand is in the early stage of a turnaround.”

Carrols Corporation is one of the largest restaurant companies in the U.S. operating 534 restaurants in 16 states as of December 31, 2003. Carrols is the largest franchisee of Burger King restaurants with 351 Burger Kings located in 13 Northeastern, Midwestern and Southeastern states. It also operates two regional Hispanic restaurant chains that operate or franchise more than 200 restaurants. Carrols owns and operates 123 Taco Cabana restaurants in Texas and Oklahoma, and franchises nine Taco Cabana restaurants. Carrols also owns and operates 60 Pollo Tropical restaurants in South and Central Florida, and franchises 24 Pollo Tropical restaurants in Puerto Rico (19 units), Ecuador and South Florida.

This report contains certain forward-looking statements that reflect management’s current expectations and are based upon current available data, however, actual results are subject to future events, risks and uncertainties, which could cause actual results to differ materially from those projected in the forward-looking statements. Investors are referred to the full discussion of risks and uncertainties as contained in Carrols Corporation’s filings with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Financial Measures

EBITDA is presented because we believe it is a useful financial indicator for measuring the ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. A reconciliation of estimated EBITDA to estimated net income for the twelve months ended December 31, 2003 is as follows:

(dollars in millions)

EBITDA	$83.7
Less: Depreciation and amortization expense	47.2
Interest expense	32.4
Provision for income taxes	1.8

Net income	$2.3

The above financial amounts are estimates and subject to change, pending the completion of Carrols’ financial statements for 2003 as well as the prior restated periods, and the completion of the audit of those statements by the Company’s auditors, PricewaterhouseCoopers LLP.

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